AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”), effective as of April 12, 2024, is made by Thirdline Real Estate Income Fund (“Fund”), and UMB Bank, n.a., a national banking association (“UMB” and, together with the Fund, the “Parties”).

WHEREAS, the Parties entered into a custody agreement dated April 12, 2021, as amended (the “Agreement”).

WHEREAS, the Parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Schedule A to the Agreement is replaced with Schedule A attached hereto.

2.	This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but which together shall constitute one instrument.

3.	This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri, excluding the laws on conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers, thereunto duly authorized.

THIRDLINE REAL ESTATE INCOME FUND

By:	/s/: Lawrence Eiben
Lawrence S. Eiben, President
Date:	April 12, 2024

UMB BANK, N.A.

By:	/s/: Amy Small
Amy Small, Executive Vice President
Date:	April 12, 2024